EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Sunshine Financial, Inc (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 2011, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

May 16, 2011	By:	/s/ Louis O. Davis, Jr.
Louis O. Davis, Jr.
President and Chief Executive Officer

May 16, 2011	By:	/s/ Scott A. Swain
Scott A. Swain
Senior Vice President, Treasurer and Chief
Financial Officer